Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PARAGON SHIPPING INC.

UNDER SECTION 93 OF THE

BUSINESS CORPORATIONS ACT

The undersigned, Michael Bodouroglou, Chief Executive Officer of PARAGON SHIPPING INC. (the “Corporation”), a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Section 93 of the Business Corporations Act, as amended, hereby certifies that:

1.                          The name of the Corporation is: PARAGON SHIPPING INC.

2.                          The Articles of Incorporation were filed with the Registrar of Corporations as of the 26th day of April, 2006 and subsequently amended on October 26, 2006.

3.                          The Corporation’s total capital stock issued and outstanding is 2,272,941 Class B Common Shares, par value $0.001.

4.                          These Amended and Restated Articles of Incorporation amend and restate and integrate the Articles of Incorporation, as amended, of the Corporation.

5.                          The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

A.                      The name of the Corporation shall be:

PARAGON SHIPPING INC.

B.                        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”) and without in any way limiting the generality of the foregoing, the corporation shall have the power:

(1)                     To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motor ships, tankers, vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including aircraft, land craft, and any and all means of conveyance and transportation by land, water or air, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof, and to equip, furnish, and outfit such vessels and ships.

(2)                     To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

(3)                     To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

(4)                     To act as charterers, or chartering brokers, or shipbuilding/shiprepairing brokers or ship’s sale and purchase brokers, ship’s husband, customhouse brokers, ship’s agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.

C.                        The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.                       (a)       The Corporation is authorized to issue an aggregate of one hundred fifty million (150,000,000) registered shares of stock, consisting of:

(1)                     one hundred twenty million (120,000,000) shares of Class A common stock, with a par value of one tenth of one United States cent (US$0.001) per share (the “Class A Common Shares”);

(2)                     five million (5,000,000) shares of Class B common stock, with a par value of one tenth of one United States cent (US$0.001) per share (the “Class B Common Shares”); and

(3)                     twenty-five million (25,000,000) preferred shares, with a par value of one tenth of one United States cent (US$0.001) per share (the “Preferred Shares”). The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series of preferred shares including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times, in such manner and the price or prices of such redemption, (ii) entitled to receive dividends (which many be cumulative or non-cumulative) and other distributions at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any series thereof, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or any other series of the same or any other series of class of stock, of the Corporation, at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

The relative powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Shares and the Class B Common Shares shall be in all respects identical except as further provided in this Section D.

(b)       Effective with the commencement of business on November 21, 2006, the Corporation has effected a reverse stock split as to its issued and outstanding Class B Common Shares, pursuant to which the number of issued and outstanding shares of Class B Common Shares shall decrease from 2,272,941 to 1,738,588 Class B Common Shares. The reverse stock split shall not change the number of registered Class B Common Shares the Corporation is authorized to issue or the par value of the Class B Common Shares. The stated capital of the Corporation is hereby reduced from $2,272.94 to $1,738.59 and the amount of $534.35 is hereby reallocated to surplus.

(c)       Definitions. For the purposes of these Amended and Restated Articles of Incorporation, the following definitions shall be used:

(1)                                 “Continuing Directors” means, as of any date of determination, any member of the Corporation’s board of directors (the “Board of Directors”), unless Board of Directors is defined elsewhere, who:

(i)              was a member of the Board of Directors on the date immediately after the completion of the Rule 144A Offering; or

(ii)             was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Rule 144A Offering or whose nomination or election was previously so approved.

(2)                                 “Exchange Class A Common Shares” shall mean the Corporation’s Class A Common Shares that are subject to an effective registration statement under the Securities Act with the U.S. Securities and Exchange Commission.

(3)                                 “Exchange Offer” shall mean the offer by the Corporation to exchange Exchange Class A Common Shares and warrants to purchase Class A Common Shares for Class A Common Shares and warrants to purchase Class A Common Shares purchased in the Rule 144A Offering.

(4)                                 “Qualifying Initial Public Offering” shall mean the initial public offering of the Corporation’s Class A Common Shares having gross proceeds of not less than $50 million.

(5)                                 “Rule 144A Offering” shall mean the Corporation’s offering of up to 9,074,400 Class A Common Shares and 1,814,880 warrants to purchase Class A Common Shares to be made on a private placement basis pursuant to Section 4(2), Rule 144A and Regulation S under the Securities Act.

(6)                                 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(7)                                 “Subordination Period” shall commence upon the issuance of the Class A Common Shares and warrants to purchase Class A Common Shares and shall extend until the completion of a Qualifying Initial Public Offering of the Corporation’s Class A Common Shares.

(d)       Voting Rights. Except as otherwise provided herein or as otherwise required by law, the entire voting power and all voting rights shall be vested exclusively in the Class A Common Shares. Each Class A Common Share shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Corporation.

(e)       Conversion of Class B Common Shares to Class A Common Shares. Upon the completion of a Qualifying Initial Public Offering, the number of issued and outstanding Class B Common Shares, which may be reduced under certain circumstances if the completion of the Exchange Offer and the qualification of Class A Common Shares for trading on the OTC Bulletin Board is not completed within certain proscribed periods set forth in a registration statement relating to, inter alia, the Exchange Offer, shall automatically convert to Class A Common Shares on a one-for-one basis. All Class B Common Shares which shall have been converted as provided in this section D(e) shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate except for the right of the holders thereof to receive full Class A Common Shares. Any Class B Common Share surrendered for conversion shall be cancelled, retired and not reissued. Any Class B Common Shares not converted into Class A Common Shares shall be cancelled and any accrued but unpaid dividends thereon will be forfeited at the time of Conversion of the Class B Common Shares into Class A Common Shares.

(f)        Change of Control. Notwithstanding the above, the Subordination Period shall end immediately upon a Change of Control of the Corporation. For purposes of this section (f) only, “change of control” shall mean:

(1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Corporation’s assets, other than a disposition to any of the Corporation’s affiliates;

(2)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934), other than any of the Corporation’s affiliates (excluding persons that may be deemed affiliates solely by virtue of their stock ownership) or shareholders of the Corporation prior to the Rule 144A Exchange Offer, becomes the beneficial owner, directly or indirectly, of more than 35% of the Corporation’s voting shares, measured by voting power rather than number of shares;

(3)   the Corporation consolidates with, or merges with or into, any person (other than any of the Corporation’s affiliates), or any such person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding Class A Common Shares or Class B Common Shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where the Class A Common Shares and Class B Common Shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; or

(4)   the first day on which a majority of the members of the Corporation’s Board of Directors are not Continuing Directors.

(g)       Reservation. The corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of effecting the conversion of the Class B Common Shares, the full number of Class A Common Shares from time to time issuable upon the conversion of all Class B Common Shares then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Class A Common Shares upon the conversion of such Class B Common Shares. In addition, the Corporation shall also reserve and keep available such other securities and property as may from time to time be deliverable upon conversion of the Class B Common Shares. So long as any Class B Common Shares shall be outstanding, the Corporation will take all corporate action necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Class A Common Shares upon conversion of Class B Common Shares.

(h)       Dividends. Subject to the foregoing provisions of this Section D, shareholders shall be entitled to receive as and when declared by the Board of Directors, such dividends (payable in cash or otherwise) as the Board of Directors may from time to time determine, payable to the shareholders of record on such dates as shall be fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. No dividend shall be declared on any Class B Common Share unless an equal dividend is simultaneously declared on each Class A Common Share, nor shall any dividend be declared on any Class A Common Share unless an equal dividend is simultaneously declared on each Class B Common Share. Dividends will not be payable on any Class B Common Shares until the later of (i) the conversion of the Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on Class A Common Shares simultaneously with dividends declared on Class B Common Shares.

(i)        Liquidation. Upon the liquidation of the Corporation, the assets available for distribution to shareholders of the Corporation shall be paid to the holders of Class A Common Shares until the holders of Class A Common Shares receive their full purchase price paid for the Class A Common Shares. Following the payment of the full purchase price of the Class A Common Shares to the holders of Class A Common Shares, the holders of Class B Common Shares shall be paid an amount equal to the par value of the Class B, and thereafter holders of the Class B Common Shares shall receive no further distributions and any additional assets available for distribution shall be paid to the holders of the Class A Common Shares.

E.                         No holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury shares of the Corporation, or any other share of any class or series of the Corporation’s shares to be issued because of an increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. However, the Board of Directors may issue or dispose of any such unissued or treasury shares, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board of Directors may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

F.                         The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

G.                        The name and address of the incorporator is:

Name	Post Office Address

Majuro Nominees, Ltd.	P.O. Box 1405 Majuro, Marshall Islands MH96960

H.                       Corporate existence commenced on April 26, 2006 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations.

I.                            (a)     Upon the consummation of the Rule 144A Offering, the Corporation’s Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year, provided, however, that such class provision shall not apply to any director elected by the holders of one or more series of preferred stock voting separately as a class. The term of office of the first class to expire at the first Annual Meeting of Shareholders held following the closing of the Rule 144A Offering, the term of office of the second class to expire at the second Annual Meeting of Shareholders held following the Rule 144A Offering and the term of office of the third class to expire at the third Annual Meeting of Shareholders held following the Rule 144A Offering. Commencing with the first Annual Meeting of Shareholders held following the Corporation’s Rule 144A Offering, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. The initial classes of the Board of Directors shall be determined by the shareholders of the Corporation immediately prior to the consummation of the Rule 144A Offering with such classes to be effective upon the closing of the Rule 144A Offering.

Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of their successors shall be elected and qualified. If the Corporation shall have created multiple classes of directors at the time a vacancy is filled by the vote of not less than a majority of the members of the Board of Directors then in office, the class of such chose director shall be determined by the majority of the members of the Board of Directors then in office in accordance with the provisions of the preceding paragraph.

No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and by the affirmative vote of the holders of 66 2/3% or more of the issued and outstanding voting shares of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this section (a) of this Article I shall apply only to such holders of preferred stock with respect to the director or directors elected by such holders of preferred stock.

Except as otherwise provided by applicable law, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by the affirmative vote of at least 70% of the directors then in office, other than the director whose removal is being sought, at any meeting of the Board called for that purpose or (ii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a director of the Corporation.

No proposal by a shareholder to remove a director shall be voted upon at a meeting of the shareholders unless such shareholder has given timely notice thereof in proper written form to the Secretary. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred and twenty (120) days nor more than one hundred eighty (180) days prior to the one year anniversary of the mailing date of the proxy materials for the immediately preceding annual meeting of shareholders or any such later deadline as may be required in the rules promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, regarding the solicitation of proxies. To be in proper written form, a shareholder’s notice must set forth: (a) a statement of the grounds, if any, on which such director is proposed to be removed, (b) evidence reasonably satisfactory to the Secretary, of such shareholder’s status as such and of the number of shares of each class of capital stock of the Corporation beneficially owned by such shareholder, and (c) a list of the names and addresses of other shareholders of the Corporation, if any, with whom such shareholder is acting in concert, and the number of shares of each class of capital stock of the Corporation beneficially owned by each such shareholder.

No shareholder proposal to remove a director shall be voted upon at a meeting of the shareholders unless proposed in accordance with the procedures set forth in this Article I. If the Chairman of the meeting determines, based on the facts, that a shareholder proposal to remove a director was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that a proposal to remove a director of the Corporation was not made in accordance with the procedures prescribed by these Amended and Restated Articles, and such defective proposal shall be disregarded.

All of the foregoing provisions of this Article I are subject to the terms of any preferred stock with respect to the directors to be elected solely by the holders of such preferred stock.

(b)       Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(c)       Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or Amended and Restated Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article I.

J.                           The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation by a vote of not less than 66 2/3% of the entire Board of Directors, and the shareholders may, subject to compliance with the provisions of Article II of the Bylaws concerning the nature of business to be transacted at a meeting of the shareholders, by the affirmative vote of the holders of 70% or more of the outstanding shares of stock entitled to vote (considered for this purpose as one class), amend, alter, change or repeal any Bylaws adopted by the Board of Directors or make any additional Bylaws or amend or repeal any existing Bylaws. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of the holders of 70% or more of the outstanding shares of common stock of the Corporation entitled to vote (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

K.                       (a)                     The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

(1)                     prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

(2)                     upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)                     at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66

2/3% of the outstanding voting stock that is not owned by the interested shareholder; or

(4)                     the shareholder became an Interested Shareholder prior to the consummation of the Rule 144A Offering.

(b)                   The restrictions contained in this section shall not apply if:

(1)                     A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder, and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)                     The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)                       a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(ii)                    a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)                 a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of section (b)(2) of this Article K.

(c)                    For the purpose of this Article K only, the term:

(1)                     “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)                     “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)                     “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)                       Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder.

(ii)                    Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)                 Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding Corporation; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(iv)                Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)                   Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)                     “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)                     “Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 20% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 20% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder, and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 20% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)                     “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7)                     “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote.

(8)                     “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)                       Beneficially owns such shares, directly or indirectly; or

(ii)                    Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)                 Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d)      Any amendment of this Article K shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e)       Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article K.

L.                         The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

M.                    No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Section M shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6.                          These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the Business Corporations Act. These Amended and Restated Articles of Incorporation were duly authorized by written consent of the Board of Directors of the Corporation and by written consent of the Sole Shareholder of the Corporation.

IN WITNESS WHEREOF, I have executed these Amended and Restated Articles of Incorporation on this day of November 20, 2006.

/s/ Michael Bodouroglou
Name: Michael Bodouroglou
Title: Chief Executive Officer